WASATCH PHARMACEUTICAL, INC.

          DESIGNATION OF RIGHTS, PRIVILEGES, AND PREFERENCES OF
                         SERIES A PREFERRED STOCK

     Pursuant to the provisions of section 16-10a-602, of the Utah Revised Business Corporation Act, the above corporation (the "Corporation") hereby adopts the following Designation of Rights, Privileges, and Preferences of Series A Preferred Stock (the "Designation"):

     FIRST:    The name of the Corporation is WASATCH PHARMACEUTICAL, INC.

     SECOND:   The following resolution establishing a series of preferred stock designated as the "Series A Preferred Stock" consisting of 300,000 shares of the Corporation s preferred stock, par value $0.001, was duly adopted by the board of directors of the Corporation on January 12, 1996, in accordance with the articles of incorporation of the Corporation and the corporationlaws of the state of Utah:

          RESOLVED, that of the 1,000,000 shares of preferred stock of the Corporation, par value $.001 per share, which the Corporation is authorized to issue pursuant to Article IV of the Corporation's Articles of Incorporation, an aggregate of 300,000 shares of such preferred stock may be issued as a separate series, the designation, voting powers, preferences, relative, participating and other rights and qualifications and limitations of which are as follows:

          1. Number of shares and designation. The aggregate number of shares of preferred stock authorized by this resolution to be issued shall be 300,000 shares and the designation of the series (the "Series") so authorized shall be "Preferred Stock, Series A". The shares of preferred stock of the Series are hereinbelow referred to as the "Preferred Stock."

          2. Dividends: The holders of each share of the Preferred Stock shall be entitled to receive, from funds legally available therefor, in preference to holders of common stock of the Corporation and before any dividends may be declared upon the common stock of the Corporation, dividends as follows:

               (A) The Preferred Stock shall have participating interest equivalent to 20% of the net profits after taxes of the corporation in each fiscal year of the Corporation. The net profits after taxes of the Corporation shall be determined by the independent Certified Public Accountants then servicing the books and records of the Corporation, and such determination shall be conclusive.
          20% of such net profits after taxes shall be applied to dividends upon the Preferred Stock, and each outstanding share of Preferred Stock shall be entitled to receive, as an annual dividend, an amount determined by dividing 20% of the Corporation's net profits after taxes for the subject fiscal year by 300,000. Within 30 days after the Corporation has received from its independent Certified Public Accountants a certified statement of the net profits after taxes of the Corporation for the preceding fiscal year, the Board of Directors of the Corporation shall meet and, to the extent that there are funds legally available therefor, shall declare a dividend upon the Preferred Stock to the extent and in the amounts set forth above. The record and payment dates of such divided shall be determined by the Corporation's Board of Directors in its sole discretion, provided, however, that the record date shall not be less than 15 days after the date of such meeting and the payment date shall not be more than 30 days after the record date. The divided shall not be cumulative; provided, however, that if there shall not be funds legally available for payment of dividends on the Preferred Stock, notwithstanding that the Corporations shall have had net profits after taxes, the payment of the dividends calculated as set forth above shall be deferred, cumulatively, until such time as there shall be funds legally available for the payment of such dividends.

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               (B)  The Preferred Stock shall not be entitles to receive
          dividends beyond those set forth above. In any year, after the Preferred Stock has received its stipulated dividend the Board of Directors of the Corporation may declare dividends upon any other class or series of stock of the Corporation and the Preferred Stock shall not be entitled to share therein

          3. Absence of Voting Rights: Except as may be otherwise required by law, the holders of common stock of the Corporation have the sole and exclusive right to vote for election of directors and for all other purposes, and the holders of Preferred Stock shall not have any voting rights whatsoever.

          4. Absence of Conversion Privileges: The Preferred Stock shall not have any conversion privileges.

          5. Redemption: The Corporation shall have the right to redeem, at any time, and from time to time, all or any part of its Preferred Stock issued and outstanding; provided, however, that no share of Preferred Stock may be redeemed until four years after the date of its issuance and not less than 25,000 shares of Preferred Stock may be redeemed at any time unless there are then less than 25,000 shares of Preferred Stock outstanding. Any redemption of Preferred Stock shall be at such time ("Date of Redemption") and place as the Board of Directors of the Corporation shall determine, provided that not less than 15 nor more than 60 days before the Date of Redemption a written notice of such redemption giving Date of Redemption, Redemption Price (as defined below) and place and terms thereof shall be mailed postage prepaid to the holders of record of each share of Preferred Stock to be redeemed on a record date fixed by the Board of Directors, at their addresses as the same appear on the books of the corporation. In case of a redemption in part only of the Preferred Stock, such redemption shall be effective pro rata among the holders of issued and outstanding shares of Preferred Stock. Upon redemption, each holder of shares of Preferred Stock to be redeemed shall be entitled to receive payment of the Redemption Price, without interest upon surrender to the corporation on or after the Date of Redemption of his certificate or certificates in transferable from and, if required by law, properly stamped for transfer. From and after the Date of Redemption, all dividend rights on shares of Preferred Stock to be redeemed upon such Date of Redemption shall cease and such shares shall be deemed to be no longer outstanding, and all rights with respect to such shares shall terminate except for the right of the holders thereof to receive the Redemption Price.

          6. Redemption Price. The Redemption Price shall consist of $2.00 per share of Preferred Stock, plus any dividends declared on the Preferred Stock during prior years but unpaid as of the Date of Redemption, plus dividends, if any, due during the year of redemption, calculated as follows:

               (A) In the event that the Date of Redemption shall be not later than 120 days after the close of any fiscal year of the Corporation, dividends if any payable upon the Preferred Stock to be redeemed shall be calculated as set forth above based upon the net profits after taxes of the Corporation immediately preceding the year of redemption. In the event that the Date of Redemption shall be more that 120 days after the close of any fiscal year of the Corporation, the Redemption Price shall include dividends, calculated as set forth above, out of 20% of the net profits after taxes of the Corporation for the period during the year of redemption ending at the close of the fiscal quarter of the Corporation immediately preceding the fiscal quarter during which the Date of Redemption shall occur.

          7. Preference: In the event of any liquidation, dissolution or winding up of the Corporation, voluntarily or involuntarily, the holders of the Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders, a sum equivalent to ($1.00) per share of Preferred Stock, plus an amount equal to all declared but unpaid dividends on the Preferred Stock, before any sum shall be paid to, or any assets distributed among, the holders of the common stock of the Corporation.

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          8.   Registry:  The Corporation shall maintain a registry for its
Preferred Stock, and all notice and payment with respect to the Preferred Stock shall be mailed to the holders of record of the Preferred Stock at their addresses as the same appear upon the registry books of the Corporation.

     FURTHER RESOLVED, that the statements contained in the foregoing resolution creating and designating the said Series of Preferred Stock and fixing the number, powers, preferences and relative optional, participation, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said Series, be deemed to be included in and be a part of the Articles of Incorporation of the Corporation.

     IN WITNESS WHEREOF, the foregoing Designation of Rights, Privileges, and Preferences of Series A Preferred Stock of the Corporation has been executed this 12 day of January, 1996

ATTEST:                            WASATCH PHARMACEUTICAL, INC.


/S/ David K. Giles, Secretary                /S/ Gary V. Heesch, President


STATE OF UTAH  )
               :ss
COUNTY OF UTAH      )

     On January 12, 1996, before me the undersigned, a notary public in and for the above county and state, personally appeared Gary V. Heesch and David
K. Giles, who being by me duly sworn, did state, each for himself, that he, Gary V. Heesch, is the president, and that he, David K. Giles, is the secretary, of Wasatch Pharmaceutical, Inc., a Utah corporation, and that the foregoing Designation of Rights, and Preferences of Series A Preferred Stock of the corporation was signed on behalf of such corporation by authority of a resolution of its board of directors, and that the statements contained therein are true.

                         WITNESS MY HAND AND OFFICIAL SEAL.



                                   /S/ Elliott N. Taylor
                                   NOTARY PUBLIC
[NOTARY SEAL]
Elliott N. Taylor
1835 East 900 South
Salt Lake City, Utah  84108
My Commission Expires March 3, 1997
STATE OF UTAH

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